As  filed with the Securities and Exchange Commission on May  27,
1994
                   Registration No. 33-50037


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                        AMENDMENT NO. 1
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                        FOOD LION, INC.
     (Exact name of registrant as specified in its charter)
          North Carolina                     56-0660192
   (State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)            Identification  No.)

                      2110 Executive Drive
                      Post Office Box 1330
              Salisbury, North Carolina 28145-1330
                         (704) 633-8250
      (Address, including zip code, and telephone number,
including area code, of registrant's principal executive office)

                          Dan A. Boone
                   Vice President of Finance,
             Chief Financial Officer and Secretary
                        Food Lion, Inc.
                      2110 Executive Drive
                      Post Office Box 1330
              Salisbury, North Carolina 28145-1330
                    (704) 633-8250, Ext 2642
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
                   Bruce S. Mendelsohn, P.C.
           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           1333 New Hampshire Avenue, N.W., Suite 400
                     Washington, D.C. 20036

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effe ctive as the registrant may determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: "
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: x



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

          Subject to Completion, dated May 27, 1994

PROSPECTUS
                       14,556,962 Shares
                        FOOD LION, INC.
                      Class A Common Stock

      This Prospectus relates to up to 14,556,962 shares (the "Shares") of Class A non-voting Common Stock, par value $.50 per share ("Class A Common Stock"), of Food Lion, Inc., a North Carolina corporation (the "Company"), issuable by the Company upon conversion of the Company's 5% Convertible Subordinated Debentures due 2003 (the "Debentures"). The Shares are issuable prior to redemption of the Debentures at a conversion price of $7.90 per share, subject to adjustment under certain circumstances. As a result of the antidilution provisions relating to the conversion price, this Prospectus covers an indeterminable number of shares. See "The Offering."

      At April 28, 1994, the Company had outstanding 244,135,824 shares of Class A Common Stock and 239,571,114 shares of Class B voting Common Stock, par value $.50 per share ("Class B Common Stock"). The holders of Class B Common Stock are entitled to one vote on all matters on which the holders of Class B Common Stock are entitled to vote. Holders of Class A Common Stock do not have voting rights except to the extent provided by North Carolina law. The Board of Directors of the Company may declare and pay dividends on the Class A Common Stock and Class B Common Stock out of earnings or assets of the Company legally available for the payment thereof, provided that whenever a dividend is declared and paid to the holders of the Class B Common Stock (excluding a dividend payable in shares of the same class of stock), the Board of Directors must declare and pay to the holders of the Class A Common Stock a per share dividend greater than the per share dividend declared and paid to the holders of the Class B Common Stock. Upon dissolution and liquidation of the Company, holders of the Class A Common Stock will be entitled to receive an amount equal to the par value of the Class A Common Stock before any payment is made with respect to the Class B Common Stock. After such payment is made to the holders of the Class A Common Stock, the holders of the Class B Common Stock will be entitled to receive an amount equal to the par value of the Class B Common Stock before any further payment is made with respect to the Class A Common Stock. Thereafter, the remainder of the assets of the Company will be distributed equally to all shareholders pro rata. See "Description of Capital Stock."

      The Company will receive no cash proceeds from the sale of Shares. The Company will pay all costs and fees associated with the registration of the Shares under Federal and state securities laws and the preparation and delivery of this Prospectus. No underwriting discounts or commissions are payable in connection with the sale of the Shares.

     Outstanding shares of Class A Common Stock are listed on the NASDAQ National Market System under the symbol "FDLA," and the Company intends to file a notification form with the NASDAQ Stock Market to list the Shares on the NASDAQ National Market System. On April 28, 1994, the last reported sale price of the Class A Common Stock was $5.75 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION
TO  THE CONTRARY  IS A  CRIMINAL OFFENSE.

                                        , 1994

      No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                       TABLE OF CONTENTS

                                                             Page

     Available Information                                      3
     Incorporation  of Certain Information by Reference         3
     The Company                                                5
     The Offering                                               6
     Description of Capital Stock                               9
     United States Taxation                                    10
     Legal Matters                                             18
     Independent Accountants                                   18

                     AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern
Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents filed with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994; (ii) the Company's Form 8-K filed on January 7, 1994; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1994; and (iv) the description of the Company's Class A Common Stock included under the heading "Description of Common Stock" on pages 1-3 of the Company's Registration Statement on Form 8-A
dated February 27, 1984 filed with the Commission on March 1, 1984, and in any amendment or report for the purpose of updating such description. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the attention of Dan
A. Boone, Vice President of Finance, Chief Financial Officer and Secretary, 2110 Executive Drive, Post Office Box 1330, Salisbury, North Carolina 28145-1330, telephone number (704) 633-8250, Ext. 2642.
                          THE COMPANY

General

      The Company operates food supermarkets primarily in the southeastern and parts of the southwestern United States. The Company's stores, which are operated under the name "Food Lion," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and non-food items such as tobacco, health and beauty aids and other household and personal products. The Company currently operates deli-bakery departments in approximately 50% of its stores. Deli/bakeries are included in approximately 80% of new store openings. Deli/bakeries are added to existing stores after research indicates a customer demand for such products. The Company offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for the Company under the private label "Food Lion." The Company has a policy of selling merchandise at low item prices in order to increase volume without a proportionate increase in fixed and operating expenses.

      As of March 26, 1994, the Company operated a total of 1,048 supermarkets in 14 states:

          State         Number     State         Number
                          of                       of
                        Stores                   Stores

          North Carolina 359       Oklahoma        12
          Virginia       218       Maryland        21
          Florida        110       Kentucky        12
          South Carolina  97       West Virginia   13
          Texas           67       Delaware         6
          Tennessee       70       Louisiana        5
          Georgia         51       Pennsylvania     7

      The size of the Company's supermarkets averages 26,345 square feet and ranges from 15,600 square feet to 38,800 square feet. All of the Company's supermarkets are self-service, cash and carry stores which have off-street parking. The Company's supermarkets are served by the Company's nine warehousing and distribution facilities located in Salisbury and Dunn, North Carolina; Prince George County, Virginia; Elloree, South Carolina; Green Cove Springs and Plant City, Florida; Clinton, Tennessee; Greencastle, Pennsylvania; and Roanoke, Texas.

     An ever increasing base of existing stores makes it unlikely that the Company will be able to consistently achieve growth rates that it has experienced historically. Other factors that may affect the Company's future growth include the Company's ability to open and operate profitable stores and to project and control capital-related expenditures. Acceptance of the Company's merchandising strategies by customers located in new markets, or the Company's ability to adapt its merchandising strategies to generate increased revenues in new markets, also will affect the Company's future growth.

      The Company was incorporated in North Carolina in 1957 and maintains its principal executive offices at 2110 Executive
Drive,  Post  Office Box 1330, Salisbury, North  Carolina  28145-
1330, and its telephone number is (704) 633-8250.

                          THE OFFERING

      The Shares covered by this Prospectus are those shares of the Company's Class A Common Stock issuable upon conversion of the Debentures. The Debentures were issued by the Company on June 14, 1993 under an Indenture (the "Indenture") dated as of June 1, 1993 between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). The Indenture governs the terms of the Debentures, including the conversion of the Debentures into shares of the Company's Class A Common Stock. Certain statements under this heading are summaries of, and are subject to, the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Capitalized terms used below but not defined have the meanings ascribed to them in the Indenture. At April 28, 1994, there was outstanding under the Indenture $115 million principal amount of Debentures.

      The Debentures or any portion of the principal amount thereof (in an amount equal to $250,000 or an integral multiple of $1,000 in excess thereof) are convertible into Class A Common Stock of the Company, unless previously redeemed, at any time on or after September 13, 1993 and prior to redemption or maturity, initially at a conversion price of $7.90 per share ("Conversion Price") subject to adjustment under certain circumstances. The right to convert Debentures called for redemption will terminate at the close of business on the tenth calendar day preceding the date fixed for such redemption. In the event any holder of Debentures exercises its right to cause the Company to repurchase such holder's Debentures, such holder's conversion right will terminate upon the Company's receipt of the written notice of exercise of such repurchase right.

      The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of a Conversion Agent, accompanied by a duly signed and completed notice of conversion. Debentures may be surrendered for conversion at the corporate trust office of the Trustee in New York City (at the address set forth below) or, at the option of the holder and subject to applicable laws and regulations, at the office of any Conversion Agent. The Company has initially appointed as Conversion Agents the banks set forth below:

              Trustee and Conversion Agent (U.S.)

                 The Chase Manhattan Bank, N.A.
                    4 Chase MetroTech Center
                    Brooklyn, New York 11245

                    Conversion Agent (U.K.)

                 The Chase Manhattan Bank, N.A.
                 Woolgate House, Coleman Street
                        London EC2P 2HD
                            England

                 Conversion Agent (Luxembourg)

              Chase Manhattan Bank Luxembourg S.A.
                         5 Rue Plaetis
                       L-2338 Luxembourg

The Company may at any time terminate the appointment of any Conversion Agent and appoint additional or other Conversion
Agents, provided that until all of the Debentures have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on all the Debentures have been made available for payment and either paid or refunded to the Company as provided in the Indenture, it will maintain a Conversion Agent in New York City for surrender of Debentures for conversion, and in a Western European city which, so long as the Debentures are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, will be in Luxembourg, for the surrender of Debentures for conversion. Notice of any such termination or appointment and of any change in the office through which any Conversion Agent will act will be given as provided in the Indenture.

     The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been delivered as described above. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Class A Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of: (i) any transfer involved in the issue or delivery of the Class A Common Stock in a name other than the holder of the Debenture; (ii) the payment of cash in lieu of fractional shares; (iii) payments made subsequent to the date of conversion; and (iv) adjustments to the Conversion Price. Certificates representing shares of Class A Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      The Conversion Price will be subject to adjustment under certain circumstances, including (a) the declaration and payment of dividends and other distributions in Class A Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Class A Common Stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined in the
Indenture) on the date fixed for the determination of share holders entitled to receive such rights or warrants or at less than the current market price (as defined in the Indenture) on the day preceding the date triggering the exercisability of the right or warrant, (c) certain subdivisions, combinations and reclassifications of Class A Common Stock, (d) the distribution to all holders of Class A Common Stock of any rights or warrants to subscribe for or purchase any Company securities (other than those referred to above) or any evidence of indebtedness or other securities of the Company (other than Class A Common Stock) and
(e) the distribution to all holders of Class A Common Stock of cash or other assets (other than any regular quarterly dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company), where the fair market value (as determined by the Board of Directors of the Company) of all such distributions in any 12-month period is equal to 5% or more of an amount determined by multiplying the number of shares of Class A Common Stock outstanding on the record date for determination of holders entitled to receive such distribution by the current average market price of the Class A Common Stock. In addition to the foregoing adjustments, the Company will be permitted, but shall not be obligated, to make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for United States Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Class A Common Stock. Adjustments in the Conversion Price of less than 1% of such price will not be required, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in the computation of any subsequent adjustment. Conversion Price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of Debentures or to holders of shares of Class A Common Stock issued upon conversion of Debentures. See "United States Taxation."

      In case of certain consolidations or mergers to which the Company is a party or the transfer of all or substantially all of the assets of the Company, each Debenture then outstanding would, without the consent of any holders of Debentures, become convertible into the kind and amount of securities, cash or other property receivable upon the consolidation, merger, conveyance or transfer by a holder of the number of shares of Class A Common Stock of the Company into which such Debentures might have been converted immediately prior to such consolidation, merger, conveyance or transfer assuming such holder of Class A Common Stock failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon the consolidation, merger, conveyance or transfer (provided that if the kind or amount so receivable is not the same for each non-electing share, then the kind and amount receivable for each non-electing share shall be deemed to be the kind and amount so receivable per share by the holders of a plurality of the non-electing shares).

     Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment, as provided in the Indenture, based upon the market price of the Class A Common Stock on the trading day before the date of conversion.

     Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (unless such Debentures have been called for redemption on a redemption date within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount so converted. Unless previously redeemed, interest on such Debentures will be payable by the Company on the Interest Payment Date subsequent to the date of conversion. A Debenture converted on an Interest Payment Date need not be accompanied by any such payment, and the interest on the principal amount of such Debenture will be paid on such Interest Payment Date to the registered holder of such Debenture on the immediately preceding Regular Record Date. In the case of Debentures called for redemption between a Regular Record Date and the opening of business on the next succeeding Interest Payment Date, no interest will be payable on any such Debentures converted during such period. Except as described above, no payment or adjustment will be made by the Company on conversion of a Debenture for interest accrued to the date of conversion or for dividends on the Class A Common Stock issued on conversion which were declared for payment to holders of Class A Common Stock of record as of a date prior to the date of conversion.

                  DESCRIPTION OF CAPITAL STOCK

       The Company's authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock and 1,500,000,000 shares of Class B Common Stock. As of April 28, 1994, 244,135,824 shares of Class A Common Stock (excluding 3,302,450 shares issuable pursuant to outstanding stock options) were issued and outstanding, and 239,571,114 shares of Class B Common Stock were issued and outstanding. As of April 28, 1994, there were 33,257 holders of record of the Company's Class A Common Stock and 19,286 holders of record of the Company's Class B Common Stock.

     The holders of Class B Common Stock are entitled to one vote per share on all matters on which the holders of Class B Common Stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of Class A Common Stock do not have voting rights except to the extent provided by North Carolina law.

      The Board of Directors of the Company may declare and pay dividends on the Class A Common Stock and Class B Common Stock out of earnings or assets of the Company legally available for the payment thereof, provided that, whenever a dividend is declared and paid to holders of Class B Common Stock (other than a dividend payable in the same class of stock), the Board of Directors of the Company must also declare and pay to the holders of Class A Common Stock a per share dividend greater than the per share dividend declared and paid to the holders of the Class B Common Stock. The Board of Directors of the Company may declare and pay dividends to the holders of Class A Common Stock without declaring and paying dividends to the holders of the Class B Common Stock.

     Upon dissolution and liquidation of the Company, the holders of Class A Common Stock will be entitled to receive an amount equal to the par value of the Class A Common Stock before any payment is made with respect to Class B Common Stock. After such payment is made to the holders of Class A Common Stock, the holders of Class B Common Stock will be entitled to receive an amount equal to the par value of the Class B Common Stock before any further payment is made with respect to the Class A Common Stock. Thereafter, the remainder of the assets of the Company will be distributed equally to all shareholders pro rata according to the number of shares of common stock held, regardless of class.

      Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to subscribe for any additional securities of any class which the Company may issue, nor any conversion, redemption or sinking fund rights.

Transfer Agent

      The transfer agent for the Class A Common Stock and Class B
Common Stock is Wachovia Bank of North Carolina, N.A.

                     UNITED STATES TAXATION

      The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of Class A Common Stock issuable upon conversion of the Debentures. The discussion is limited solely to investors who will own shares of Class A Common Stock issuable upon conversion of the Debentures as "capital assets" within the meaning of Section 1221 of the Code.

      At closing, the Company will receive an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, as to the material federal tax issues set forth below. The opinion of counsel will be based on currently applicable law, which is subject to change, on the facts and circumstances in existence at closing, and on the continuing accuracy of certain representations to be made by the Company. The opinion of counsel is not binding on the Internal Revenue Service ("IRS"), and no ruling will be requested from the IRS on any issues described herein.

      The following discussion is based on the provisions of the Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all as of the date of this offering. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive. In particular, potential investors should be aware that certain relevant amendments to the Code have not been subject to definitive interpretation by the Internal Revenue Service (the "Service") or the courts.

      The U.S. federal income tax treatment of an investor acquiring Class A Common Stock may vary depending on its particular situation. Certain investors (including, without limitation, S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and taxpayers subject to alternative minimum tax) may be subject to special treatment under the federal income tax laws not discussed below. In addition, the following discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

      The Company has not sought, nor does it intend to seek, a ruling from the Service as to any of the matters covered by this discussion, and there can be no assurance that the Service will not successfully challenge the conclusions reached in this discussion. Each investor should consult its own tax advisor with respect to the tax consequences to such investor, including the specific tax consequences under United States federal, state, local, foreign and other tax laws, of the purchase, ownership and disposition of Class A Common Stock.

      The  following discussion is divided into two  parts.   The
first part summarizes certain U.S. federal income tax considerations primarily applicable to "U.S. Holders" who acquire the Shares offered by this Prospectus. In general, a "U.S. Holder" is a person who for U.S. federal income tax purposes is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or of any State or the District of Columbia, or
(iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. The second part summarizes certain U.S. federal income tax considerations applicable to United States Aliens. As used in this Prospectus, the term "United States Alien" means any person who, for U.S. federal income tax purposes, is (i) a foreign corporation, (ii) a nonresident alien, (iii) an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income, or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or an estate or trust that is not an estate or trust that is subject to United States federal income taxation regardless of the source of its income.

U.S. Holders

       The   material  U.S.  federal  income  tax  considerations
applicable to U.S. Holders may be summarized as follows:

     Adjustment of Conversion Price

      The conversion ratio of the Debentures is subject to adjustment under certain circumstances. In relevant part,
Section 305 of the Code and the Treasury Regulations issued thereunder treat shareholders as receiving a constructive distribution, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if the result of a distribution (or series of distributions) is the receipt of property by some shareholders and the increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. For purposes of Code Section 305, holders of the Debentures are treated as shareholders. Certain adjustments in the conversion ratio (such as an adjustment to reflect a cash distribution to holders of Class A Common Stock) will be deemed to increase the proportionate interest of a holder of Debentures in the fully diluted Class A Common Stock under Section 305 of the Code, whether or not such holder ever exercises its conversion privilege. Adjustments to the conversion ratio of the Debentures, which may be subject to Section 305 of the Code, may occur in limited circumstances.

     Moreover, if a full adjustment is not made to the conversion ratio of the Debentures to reflect a stock dividend or other event that increases the proportionate interests of the holders of outstanding Class A Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Class A Common Stock generally will be treated under Section 305 of the Code as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits. The Indenture contemplates a full adjustment to the conversion ratio of the Debentures and, in addition, provides generally that the Company may increase the conversion ratio as it deems advisable to avoid or diminish any such adverse consequence to holders of Class A Common Stock. Accordingly, the Company does not believe that the holders of Class A Common Stock will be deemed to receive any such taxable dividend distribution under Section 305 of the Code. See "The Offering," above.

     Conversion into Class A Common Stock

      In general, no gain or loss will be recognized for U.S. federal income tax purposes on a conversion of the Debentures into shares of Class A Common Stock. However, cash paid in lieu of a fractional share of Class A Common Stock will be treated as a redemption by the Company of such fractional share. Such payment will be treated as a distribution taxable as a dividend to the redeemed stockholder under Section 302 of the Code unless the redemption is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) or is treated as a distribution "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1). Most holders would be expected to satisfy the substantially disproportionate test upon a conversion, so the amount received for the fractional share generally would be treated as an exchange under Section 302(a) of the Code. Such holders would recognize capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debentures allocable to such fractional shares. The adjusted basis of shares of Class A Common Stock received on conversion will equal the adjusted basis of the Debentures converted, reduced by the portion of adjusted basis allocated to any fractional share of Class A Common Stock exchanged for cash. The holding period of an investor in the Class A Common Stock received on conversion will include the period during which the converted Debentures were held.

      Any payment of interest received by a U.S. Holder in connection with a conversion would be taxable as ordinary income. However, it is not anticipated that any interest will be payable upon conversion, other than upon the conversion between the Regular Record Date and the Interest Payment Date (which should result in no net income to the holder because the interest paid to the Company should offset the interest paid by the Company). See "The Offering," above.

      Section 1276 of the Code provides that gain on the disposition of a market discount bond is ordinary income (generally treated as interest) to the extent of the accrued market discount. Congress contemplated that such gain would be deferred, pursuant to regulations to be issued by the Treasury Department, if the bond is disposed of in certain nonrecognition transaction(s) (such as the conversion) until the disposition of the property received in such transaction. At this time, no such regulations have been issued.

     Dividends on Class A Common Stock

      Distributions on the shares of Class A Common Stock into which Debentures have been converted will be taxable as dividends (i.e., as ordinary income) to the extent of the Company's current and/or accumulated earnings and profits. To the extent that the amount of any distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Class A Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Class A Common Stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange of such stock. Corporate shareholders will not be entitled to claim the dividends received deduction with respect to distributions that do not qualify as dividends. See the discussion regarding the dividends received deduction below. For the remainder of this discussion, the term "dividends" refers to a distribution paid entirely out of the Company's current or accumulated earnings and profits, unless the context otherwise requires.

      Subject to important restrictions, dividends received by a corporate holder of Class A Common Stock generally will qualify for the 70 percent dividends received deduction provided by
Section 243(a)(1) of the Code. Under Section 246(b) of the Code, the aggregate dividends received deduction permitted such a corporate holder may not exceed 70 percent of such holder's "taxable income," as specially computed for this purpose under section 246(b). Under Section 246(c) of the Code, the dividends received deduction is not available if the holder does not comply with certain holding period requirements, or to the extent the taxpayer is under any obligation to make related payments with respect to a position in substantially similar or related property. If, during any portion of a holder's actual holding period, such holder's risk of loss with respect to the stock investment is diminished due to certain circumstances described in the Code, such portion of the holding period does not count toward compliance with the statutory holding period requirement.
Section 246A of the Code may proportionately reduce the percentage of the dividends received deduction available to a corporate holder with respect to "debt-financed portfolio stock as defined in Section 246A(c) of the Code. In addition, for purposes of computing the "adjusted current earnings" adjustment to alternative minimum taxable income, a corporate holder will be denied the benefit of the 70 percent dividends received deduction.

      Section 1059 of the Code will require a corporate holder to reduce (but not below zero) its basis in the Class A Common Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held the Class A Common Stock subject to a risk of loss for more than two years before the date the Company declares, announces, or agrees to, the amount or payment of such dividend, whichever is earliest. In addition, upon disposition of such Class A Common Stock, a holder will recognize gain to the extent that the nontaxed portion of all extraordinary dividends exceeds the holder's adjusted tax basis in the stock. Generally, the nontaxed portion of an extraordinary dividend is the amount effectively excluded from income by virtue of allowance of a dividends received deduction. An extraordinary dividend on common stock, such as the Class A Common Stock, is a dividend that (i) equals or exceeds 10 percent of the holder's adjusted tax basis in the stock (reduced by the nontaxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within the same 365-day period as one dividend. A stockholder may elect to determine whether a dividend on the Class A Common Stock is extraordinary by reference to the fair market value of the stock on the day before the ex-dividend date (rather than by reference to the stockholder's adjusted tax basis) for purposes of the 10 percent or 20 percent tests described above if the holder is able to establish the fair market value of the Class A Common Stock as of such date to the satisfaction of the Service. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption that is not pro rata as to all stockholders or that is in partial liquidation of the Company, regardless of the relative size of the dividend and regardless of the corporate holder's holding period for the Class A Common Stock.

     Disposition of Class A Common Stock

      Subject to certain special rules under Section 302 of the Code in the case of redemptions (whereunder the total proceeds received by a seller of Class A Common Stock may be treated as a dividend) and to the discussion of Section 1059 of the Code in cases of certain "extraordinary dividends" under "Dividends on Class A Common Stock" above, each holder of Class A Common Stock into which the Debentures are converted, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Class A Common Stock, generally in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) the holder's adjusted tax basis in the Class A Common Stock. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of Class A Common Stock should be capital gain or loss (subject to certain exceptions that may apply if the holder of Debentures converted into Class A Common Stock acquired such Debentures at a market discount under Sections 1276 through 1278 of the Code, and did not recognize the accrued market discount at the time of the conversion). Such gain or loss will constitute long-term capital gain or loss if the Class A Common Stock has been held for more than one year at the time of the sale or exchange. Otherwise, it will be short-term capital gain or loss.

     Backup Withholding

      Federal "backup withholding" at a rate of 31% on dividends, interest payments, and proceeds from a sale, exchange, or redemption of Class A Common Stock or the Debentures will apply unless the holder either (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a social security number or other taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to an investor under the backup withholding rules is creditable against such investor's federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the Service.

     The Company will report to the holders of the Class A Common
Stock and to the Service the amount of any such reportable payments for each calendar year and the amount of tax withheld, if any.

United States Aliens

      The following is a discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of Class A Common Stock acquired upon conversion of Debentures generally applicable to United States Aliens. The discussion does not address aspects of taxation other than federal income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular United States Alien or under any particular tax treaty. Accordingly, holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of acquiring, holding and disposing of Class A Common Stock, and whether such a United States Alien would be treated as a resident of the United States for federal income tax purposes.

     Dividends

      In general, and provided that an applicable tax treaty does not provide otherwise, dividends paid to a United States Alien that are not effectively connected with a trade or business carried on by the United States Alien within the United States will be subject to United States withholding tax at a rate of 30% of the gross amount thereof. Dividends effectively connected with a U.S. trade or business of a United States Alien generally will not be subject to withholding (if the United States Alien files certain forms with the payor of the dividend) and generally will be subject to U.S. federal income tax at the same rates and in the same manner as if the income had been received by a U.S. Holder. In the case of a foreign corporation, such effectively connected income also may be subject to the branch profits tax. United States Aliens should consult any applicable income tax treaties, which may provide for rules different from those described above. Under proposed regulations, a United States Alien would be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules.

     Conversion into Class A Common Stock

      Except with respect to interest paid in connection with a conversion and except with respect to those payments of cash in lieu of fractional shares of Class A Common Stock which are treated as a dividend (see the discussion of redemptions under "U.S. Holders - Conversion into Class A Common Stock," above), no U.S. federal income tax will be imposed upon United States Aliens in connection with the conversion of a Debenture into shares of Class A Common Stock. However, any dividends paid on shares of Class A Common Stock issued upon conversion of a Debenture will be subject to U.S. withholding tax as described in this section.

     Sale of Common Stock

     Generally, a United States Alien will not be subject to U.S. federal income tax on any gain realized upon the disposition of his Class A Common Stock. If, however, the Company is or has been during the five-year period ending on the date of disposition, a "United States real property holding corporation" for federal income tax purposes (which the Company has not been and does not believe it is or will become in the future) and the United States Alien held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5% of the Class A Common Stock, then the gain is deemed to be effectively connected with a trade or business carried on by the United States Alien within the United States. In addition, if the gain actually is effectively connected with a trade or business carried on by the United States Alien within the United States (or, if a tax treaty applies, is attributable to a permanent establishment), such gain will be subject to U.S. federal income tax. Moreover, if the United States Alien is an individual who holds the Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, a U.S. federal income tax may be imposed if the additional requirements set forth in Section 871(a)(2) of the Code are satisfied.

      Gain that is effectively connected with the conduct of a trade or business within the United States by a United States Alien will be subject to the same U.S. federal income tax on net income as applies to United States persons (and, with respect to corporate holders under certain circumstances, the branch profits tax) but will not be subject to withholding. An individual described in (iii) above generally will be subject to tax at a 30% rate on any gain recognized on such disposition. Individual United States Aliens also may be subject to tax pursuant to provisions of United States federal income tax law applicable to expatriates. United States Aliens should consult applicable treaties, which may provide for different rules.

     Legislative Developments

     Legislation was proposed in 1990 and again in 1992 which, if enacted into law, would, under certain circumstances, result in the imposition of United States federal income tax on gain realized from the disposition of Class A Common Stock by certain United States Aliens who own or owned 10% or more of the Class A Common Stock.

     Estate Tax

      Class A Common Stock, owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for U.S. federal estate tax purposes.

     Backup Withholding and Information Reporting

      The Company must report annually to the Service and to each United States Alien the amount of dividends paid to, and the tax withheld with respect to, each United States Alien. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the United States Alien resides. United States information reporting and backup withholding tax (discussed above for U.S. Holders) generally will not apply to dividends paid on Class A Common Stock to a United States Alien either at an address outside the United States (provided that the payor does not have definite knowledge that the payee is a United States person) or if the dividends are subject to withholding at the 30% rate (or lower treaty rate).

      The payment of the proceeds from the disposition of Class A Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, as to its status as a United States Alien or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary). The payment of the proceeds from the disposition of Class A Common Stock to or through a non-United States office of a broker may be subject to information reporting or backup withholding under certain circumstances.

      Backup withholding tax is not an additional tax and may be credited against a holder's U.S. federal income tax liability, provided that required information is furnished to the Service. United States Aliens generally may obtain a refund of any excess amount withheld under the backup withholding rules by filing the appropriate refund claim with the Service.

      The backup withholding and information reporting rules currently are under review by the Treasury Department and their application to the Class A Common Stock is subject to change.


      THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE SPECIFIC TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR TAX TREATIES, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES AND CLASS A COMMON STOCK.

                         LEGAL MATTERS

      The validity of the Shares will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New
Hampshire Avenue, N.W., Suite 400, Washington, DC 20036.

                            EXPERTS

     The balance sheets as of January 1, 1994 and January 2, 1993 and the statements of income, shareholders' equity, and cash flows and related financial statement schedules for each of the three fiscal years in the period ended January 1, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following tables set forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All items are estimated except the registration and filing fees.

     SEC registration fee                                 $35,938
     Legal fees and expenses                               ______
     Accounting fees and expenses                           5,000
     Miscellaneous                                          9,062
          Total                                            ______


Item 15.  Indemnification of Directors and Officers.

      Sections 55-8-50 through 55-8-58 of the revised North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding also may apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

      The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding
(i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Registrant.

      The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

      The Registrant maintains directors' and officers' liability insurance, under which any controlling persons, director or officer of the Registrant is insured or indemnified against certain liabilities which he may incur in his capacity as such.

Item 16.  List of Exhibits.

Exhibit No.                          Description

   4.1               Article V of the  Company's
                     Articles  of Incorporation, as amended,  which  is
                    incorporated by reference to Exhibit  (i)  of  the
                    Company's  Quarterly Report on Form 10-Q  for  the
                    quarter ended July 4, 1981, and Exhibit (4) (a) to
                    Amendment  No.  l  to  the Company's  Registration
                    Statement on Form S-3 filed on September 22, 1983
  4.2 +             Indenture dated  as of  June  1, 1993 between the
                    Registrant  and  The Chase Manhattan Bank, N.A.,
                    as Trustee
    5               Opinion of counsel  to  the Registrant regarding
                    legality of the Shares
    8                Opinion of counsel regarding
                    tax matters
  23.1              Consent  of Akin, Gump, Strauss, Hauer & Feld,
                    L.L.P. (included in Exhibit 5)
  23.2              Consent of Independent Accountants
  24                Power of Attorney (contained on the signature page hereof)

__________
+ Previously Filed

Item 17.  Undertakings


     The undersigned Registrant hereby undertakes:

     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on _________ __, 1994.

                                   FOOD LION, INC.


                                   By:
                                    Tom E. Smith
                                    Chairman  of  the
                                    Board, President and
                                    Chief Executive Officer

                       POWER OF ATTORNEY

      Each officer or director whose signature appears below hereby appoints Tom E. Smith and Dan A. Boone, or either of them, his true and lawful attorney-in-fact to sign on his behalf, as an individual and in the capacity stated below, any amendment or post-effective amendment to this Amendment No. 1 to Food Lion, Inc.'s Registration Statement which said attorney-in-fact may deem appropriate or necessary.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Food Lion, Inc.'s Registration Statement has been signed by the following persons in the capacities indicated on __________ ___, 1994.



Tom E. Smith                             Gui de Vaucleroy
Chairman of the Board, President,        Director
Chief Executive Officer and Director



Dan A. Boone                             Charles de Cooman
                                         d'Herlinckhove
Vice President-Finance
,Chief Financial Officer and            Director
Director (Principal Financial Officer)



Carol Herndon                              William G. Ferguson
Controller (Principal Accounting Officer)  Director



Pierre Beckers                             Jacques LeClercq
Director                                   Director




Jacqueline Kelly Collarmore                John P.Watkins
Director                                   Director






                                          Dr. Bernard W. Franklin
                                          Director


                         EXHIBIT INDEX
                               to
             Registration Statement on Form S-3 of
                        Food Lion, Inc.

Exhibit No.
  Page No.               Description                Sequential

    4.1          Article  V  of  the  Company's
                 Articles of Incorporation,  as
                 amended, which is incorporated
                 by reference to Exhibit (i) of
                 the Company's Quarterly Report
                 on  Form  10-Q for the quarter
                 ended   July  4,   1981,   and
                 Exhibit  (4)(a)  to  Amendment
                 No.   1   to   the   Company's
                 Registration Statement on Form
                 S-3  filed  on  September  22,
                 1983

    4.2+         Indenture dated as of June  1,
                 1993  between  the  Registrant
                 and  The Chase Manhattan Bank,
                 N.A. , as Trustee

     5           Opinion  of  counsel  to   the
                 Registrant  regarding legality
                 of the Shares

     8           Opinion  of counsel  regarding
                 tax matters

    23.1         Consent    of   Akin,    Gump,
                 Strauss, Hauer & Feld,  L.L.P.
                 (included in Exhibit 5)

    23.2         Consent     of     Independent
                 Accountants

     24          Power  of  Attorney (contained
                 on the  signature
                 page hereof)

_____________

+ Previously Filed